Exhibit 99.4

Nutrastar International Inc. Appoints Three Independent
Board Members and Establishes the Audit, Compensation
and Governance and Nominating Committees

Harbin, China, October 6, 2010-- Nutrastar International Inc. (OTC BB: NUIN; "Nutrastar" or the "Company"), a leading nutraceutical company which produces and distributes Chinese Golden Grass ("Cordyceps Militaris") and other specialty food products in the People’s Republic of China (“China”), today announced the appointment of three independent board members and the establishment of the Audit Committee, Compensation Committee and Governance and Nominating Committee. At the same time, the following directors resigned due to personal reasons: Ms. Nana Jiang, Mr. John Jing Zhang, and Mr. Xi Zhu.

The new independent directors are: Mr. Henry Ngan, chair of the Audit Committee, Ms. Virginia P’an, chair of the Compensation Committee, and Mr. JianBing Zhong, chair of the Governance and Nominating Committee.

Mr. Ngan has served as the CFO of Hong Kong Highpower Technology, Inc. since February 2009. Prior to joining the company, Mr. Ngan had served as Vice President and Senior Equity Analyst at Brean Murray, Carret & Co. in New York City from July 2008, an Equity Research Analyst at Buckingham Research Group in New York from June 2004 to January 2008 and at Robotti & Company from October 2002 until June 2004. During his tenure, Mr. Ngan accumulated a significant amount of experience in accounting, auditing, consulting and valuation analysis. Mr. Ngan received a bachelor’s degree in Accounting from the University at Albany, State University of New York, and his MBA in finance, and information and communication systems from Fordham University. He is a Certified Public Accountant licensed in the state of New York.

Ms. P’an is currently the CEO of the TransCapital Group LLC and Yumi EcoSolutions, Inc. She is a seasoned global executive, successful entrepreneur and financier and a recognized international business expert. Innovator and authority on China and the Pacific Rim, Ms. P’an advises senior executives and board of directors on strategic investments, business strategy, operations and funding. Prior to founding the current companies, and its predecessor companies, she was the first female Vice President at American Express Bank and was the architect of the national debit card banking system for Taiwan. Before her current positions, Ms. P’an also served as Managing Partner for KCSA Worldwide and Managing Director of Adam Friedman Associates, two prominent financial communications and investor relations firms based in New York City. She is currently an active member of the Board of AIESEC US and the Advisory Board of the Babson Graduate School of Business which is internationally ranked #1 for entrepreneurship. Ms. P’an is the recipient of the prestigious “Leading Women Entrepreneur of the World”, “Business Innovator” and “International Women of Influence” Awards and is fluent in Mandarin and other Chinese dialects.

Mr. Zhong has been with Leichi Investment Limited Company (“Leichi”) since July 2007 and is principally responsible for managing the company’s legal affairs including the performance of business due diligence and market research, joint project arrangement, private equity financing, corporate strategy planning and business consulting Over the years, he has participated in many joint projects covering various industries from environmental protection, new materials, new energy and modern agriculture provided to consumer and wholesales franchises. Prior to working with Leichi, Mr. Zhong was at the Fujian Yinsen Group and was responsible for undertaking the company's legal affairs. Mr. Zhong graduated from the South-Central University for Nationalities with a bachelor's degree in law.

“We are delighted to welcome Mr. Ngan, Ms. P’an and Mr. Zhong to our Board of Directors. Each of them is highly esteemed in their field and bring to Nutrastar a wealth of knowledge in their particular area of expertise,” commented Ms. Lianyun Han, President and Chief Executive Officer of Nutrastar. “We believe the addition of these board members will help us establish a solid corporate governance policy in an effort to increase our transparency, particularly to the US investment community. We look forward to their beneficial contributions and to making continued strides toward uplisting to a national exchange in the future.”

About Nutrastar

Nutrastar is a China based nutraceutical company which produces and distributes Chinese Golden Grass ("Cordyceps Militaris"), organic and specialty food products in China. The Company's primary product is dry engineered Chinese Golden Grass, which is one of the most highly regarded herbal nutrients in Chinese culture. The Company believes it is the largest manufacturer of engineered Chinese Golden Grass in China, ranked by volume, according to China Market Monitoring Center (CMMC), accounting for 19% market share in China. The Company is headquartered in Harbin, capital of Heilongjiang province, with 302 employees, 21 in R&D, and 132 in sales and marketing. The products of Nutrastar are sold throughout China via a distribution network that covers more than 10 provinces. More information may be found at http://www.nutrastarintl.com or e-mail: ir@nutrastarintl.com.

Safe Harbor Statement

This news release contains “forward-looking statements” relating to the business of Nutrastar International Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. . You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, the Company does not assume a duty to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Robert Tick, CFO
Nutrastar International Inc.
Tel: +1- 408-306-9881
Email: roberttick@nutrastarintl.com

Howard Gostfrand
American Capital Ventures
Tel: +1-305-918-7000
Email: info@amcapventures.com